EX. FILING FEES

Calculation of Filing Fee Tables

424(b)(5)

(Form Type)

PIMCO Dynamic Income Fund

(Exact Name of Registrant as Specified in its Charter)

The maximum aggregate amount of common shares being offered pursuant to the Prospectus Supplement dated June 23, 2022 (the “Prospectus Supplement”) and the accompanying Base Prospectus dated June 23, 2022 (together with the Prospectus Supplement, the “Prospectus”) is $1,000,000,000 of the common shares of the registrant (the “Offering”). The Prospectus, in the form filed with the Securities and Exchange Commission pursuant to Rule 424(b)(5) under the Securities Act of 1933, as amended, on June 23, 2022, is the final prospectus relating to the Offering.